Amendment No. 2
to
Arrangement Agreement

This Amendment No. 2 to Arrangement Agreement (this “Amendment No. 2”) is entered into as of October 9, 2008, by and among Gran Tierra Energy Inc., a Nevada corporation (hereinafter referred to as “Gran Tierra”), Solana Resources Limited, an Alberta corporation (hereinafter referred to as “Solana”), and Gran Tierra Exchangeco Inc. (“Gran Tierra Exchangeco”), an Alberta corporation and a wholly-owned subsidiary of Gran Tierra Callco ULC.

Recitals

A. Gran Tierra, Solana and Gran Tierra Exchangeco are parties to that certain Arrangement Agreement dated as of July 28, 2008 (the “Arrangement Agreement”), as it was amended by that certain Amendment No. 1 to Arrangement Agreement dated as of September 5, 2008 (“Amendment No. 1”). Any capitalized terms not otherwise defined in this Amendment No. 2 shall have the meaning given to such terms in the Arrangement Agreement, as amended to date.

B. The parties desire to amend the Arrangement Agreement, as amended to date, as set forth herein.

Agreement

The parties to this Amendment No. 2, intending to be legally bound, agree as follows:

1.	Amendment of Arrangement Agreement.

1.1 Amendment of Exhibit A.

(a) Exhibit A to the Arrangement Agreement, as amended to date, is hereby amended and restated in its entirety to read as set forth in Exhibit A to this Amendment No. 2.

1.2 No Other Amendments. Except as it has been specifically amended pursuant to Section 1.1 hereof, the Arrangement Agreement, as amended to date, shall from and after the date hereof continue in full force and effect.

2.	Additional Provisions.

2.1 Entire Agreement and Modification. The Arrangement Agreement, the Exhibits thereto, Amendment No. 1, this Amendment No. 2 and any waiver provided by any of Gran Tierra, Solana or Gran Tierra Exchangeco in connection with the Arrangement Agreement set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. The Arrangement Agreement, as amended by Amendment No. 1 and this Amendment No. 2, may not be further amended except by a written agreement executed in accordance with Section 9.1 of the Arrangement Agreement, as amended to date.

1

2.2 Severability. In the event that any provision of this Amendment No. 2, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Amendment No. 2, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

2.3 Headings. The headings contained in this Amendment No. 2 are for convenience of reference only, shall not be deemed to be a part of this Amendment No. 2 and shall not be referred to in connection with the construction or interpretation of this Amendment No. 2.

2.4 Counterparts and Exchanges by Fax. This Amendment No. 2 may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment No. 2 (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms and conditions of this Amendment No. 2.

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2

The parties to this Amendment No. 2 have caused this Amendment No. 2 to be executed and delivered as of the date first above mentioned.

Gran Tierra Energy Inc.

/s/ Dana Coffield
By:	Dana Coffield
President and Chief Executive Officer

Solana Resources Limited

/s/ Scott Price
By:	Scott Price
President and Chief Executive Officer

/s/ Ricardo Montes
By:	Ricardo Montes
Chief Financial Officer

Gran Tierra Exchangeco Inc.

/s/ Dana Coffield
By:	Dana Coffield
President and Chief Executive Officer

Signature Page to Amendment No. 2 to Arrangement Agreement

Exhibit A to the Amendment No. 2

Exhibit A
Plan of Arrangement

PLAN OF ARRANGEMENT

under Section 193 of the
Business Corporations Act (Alberta)

ARTICLE 1
INTERPRETATION

1.1	In this Plan of Arrangement, the following terms have the following meanings:

(a)	"ABCA" means the Business Corporations Act, R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder.

(b)	"Acquiror" means Gran Tierra Energy Inc., a corporation existing pursuant to the laws of the State of Nevada.

(c)	"Acquiror Control Transaction" has the meaning provided in the Exchangeable Share Provisions.

(d)	"Acquiror Option" means an option to purchase Acquiror Shares granted pursuant to the Acquiror Option Plan.

(e)	"Acquiror Option Plan" means the stock option plan of Acquiror, including all amendments thereto.

(f)	"Acquiror Share" means a common share in the capital of Acquiror as constituted on the date hereof.

(g)
"Acquiror Share Election Form" means a duly completed election in writing from a Target Shareholder, in form satisfactory to Acquiror, acting reasonably, confirming that such Target Shareholder has elected to receive Acquiror Shares in exchange for its Target Shares in accordance with the provisions of Subsection 3.1(j).

(h)
"Acquiror Share Electing Shareholder" means a Target Shareholder who has either: (i) deposited with the Transfer Agent by 4:00 p.m. (Calgary time) on the Election Date, both an Acquiror Share Election Form and a duly completed Letter of Transmittal, together with the certificates representing such Target Shareholder's Target Shares; or (ii) not made all of the deliveries contemplated by (i) above by 4:00 p.m. (Calgary time) on the Election Date and whose address as shown in the register of Target Shares is not in Canada as of 4:00 p.m. (Calgary time) on the Business Day preceding the Effective Date.

(i)
"Arrangement", "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to the arrangement pursuant to Section 193 of the ABCA set forth in this Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof.

(j)	"Arrangement Agreement" means the arrangement agreement dated as of July 28, 2008 among Acquiror, ExchangeCo and Target with respect to the Arrangement and all amendments thereto.

(k)
"Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been granted giving effect to the Arrangement.

(l)
"Business Day" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Calgary, in the Province of Alberta, for the transaction of banking business.

(m)	"Callco" means Gran Tierra Callco ULC, a corporation existing under the laws of the Province of Alberta.

(n)
"Certificate" means the certificate which may be issued by the Registrar pursuant to subsection 193(11) of the ABCA or, if no certificate is to be issued, the proof of filing in respect of the Arrangement.

(o)
"Change of Law" means any amendment to the Tax Act and other applicable provincial income tax laws that permits holders of Exchangeable Shares who are resident in Canada, hold the Exchangeable Shares as capital property and deal at arm's length with Acquiror and ExchangeCo (all for the purposes of the Tax Act and other applicable provincial income tax laws) to exchange their Exchangeable Shares for Acquiror Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Tax Act or applicable provincial income tax laws.

(p)	"Change of Law Call Date" has the meaning provided in Subsection 8.1(b).

(q)	"Change of Law Call Purchase Price" has the meaning provided in Subsection 8.1(a).

(r)	"Change of Law Call Right" has the meaning provided in Subsection 8.1(a).

(s)
"Continuing Optionholder" means a Target Optionholder who will, immediately subsequent to the Effective Time, be at least one of a director, officer, employee or consultant of Acquiror and/or an affiliate of Acquiror, as agreed by Acquiror.

(t)	"Court" means the Court of Queen's Bench of Alberta.

(u)	"Depositary" means Computershare Trust Company of Canada, or such other Person as may be designated by Acquiror and Target.

(v)
"Dissenting Securityholders" means registered holders of Target Shares who validly exercise the rights of dissent with respect to the Arrangement provided to them under the Interim Order and whose dissent rights remain valid immediately before the Effective Time.

(w)	"Effective Date" means the date the Arrangement is effective under the ABCA.

(x)	"Effective Time" means the time at which the Articles of Arrangement are filed with the Registrar on the Effective Date.

(y)	"Election Date" means the date which is one Business Day prior to the date of the Meeting.

(z)
"Eligible Shareholder" means a Target Shareholder who: (i) is a person resident in Canada for purposes of the Tax Act or a partnership that is a Canadian partnership for the purposes of the Tax Act and, in either case, is not exempt from tax under Part I of the Tax Act; and (ii) is an Exchangeable Share Electing Shareholder.

(aa)
"Exchangeable Share Election Form" means a duly completed election in writing from a Target Shareholder confirming that it is a person resident in Canada for purposes of the Tax Act or a partnership that is a Canadian partnership for the purposes of the Tax Act and, in either case, is not exempt from tax under Part I of the Tax Act, in form satisfactory to Acquiror, acting reasonably, confirming that such Target Shareholder has elected to receive Exchangeable Shares in exchange for its Target Shares in accordance with the provisions of Subsection 3.1(i).

(bb)
"Exchangeable Share Electing Shareholder" means a Target Shareholder who has either: (i) deposited with the Transfer Agent by 4:00 p.m. (Calgary time) on the Election Date, both an Exchangeable Share Election Form and a duly completed Letter of Transmittal, together with the certificates representing such Target Shareholder's Target Shares; or (ii) not made all of the deliveries contemplated by (i) above by 4:00 p.m. (Calgary time) on the Election Date and whose address as shown in the register of Target Shares is in Canada as of 4:00 p.m. (Calgary time) on the Business Day preceding the Effective Date.

(cc)	"ExchangeCo" means Gran Tierra Exchangeco Inc., a corporation incorporated under the ABCA.

(dd)	"Exchange Ratio" means 0.9527918.

(ee)	"Exchangeable Share Consideration" has the meaning provided in the Exchangeable Share Provisions.

(ff)	"Exchangeable Share Price" has the meaning provided in the Exchangeable Share Provisions.

(gg)
"Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set forth in Schedule "A" hereto.

(hh)	"Exchangeable Shares" means the exchangeable shares in the capital of ExchangeCo as constituted on the date hereof.

(ii)	"Exchange Options" has the meaning provided in Subsection 3.1(d).

(jj)	"Exchange Warrants" has the meaning provided in Subsection 3.1(g).

(kk)
"Final Order" means the final order of the Court approving the Arrangement pursuant to subsection 193(9) of the ABCA to be applied for following the Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

(ll)
"Imputed Transaction Value" shall be equal to the product obtained when the five trading day volume weighted trading price on the TSX of an Acquiror Share ending on the seventh trading day prior to the Effective Date is multiplied by the Exchange Ratio.

(mm)
"Interim Order" means an interim order of the Court under subsection 193(4) of the ABCA containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

(nn)
"Letter of Transmittal" means the letter of transmittal to be sent to the holders of Target Shares pursuant to which holders of Target Shares are required to deliver certificates representing their Target Shares to receive the Exchangeable Shares, Acquiror Shares and/or Cash Consideration, as applicable, issuable or payable to them pursuant to the Arrangement.

(oo)	"Liquidation Amount" has the meaning provided in the Exchangeable Share Provisions.

(pp)	"Liquidation Call Purchase Price" has the meaning provided in Subsection 8.2(a).

(qq)	"Liquidation Call Right" has the meaning provided in Subsection 8.2(a).

(rr)	"Liquidation Date" has the meaning provided in the Exchangeable Share Provisions.

(ss)	"Meeting" means the special meeting of holders of Target Shareholders to be held to consider, among other things, the Arrangement and related matters, and any adjournment thereof.

(tt)
"Optionholder Election Form" means the duly completed written election of an Optionholder, in form satisfactory to Acquiror, irrevocably electing that: (i) in the case of a Continuing Optionholder, certain of the Target Options held by such Continuing Optionholder are to be exchanged for Acquiror Options in accordance with the provisions of Subsection 3.1(k); and/or (ii) certain of the Target Options held by such Optionholder are to be exchanged for Target Shares in accordance with the provisions of Subsection 3.1(d).

(uu)	"Person" means an individual, partnership, association, body corporate, trust, unincorporated organization, government, regulatory authority, or other entity.

(vv)	"Redemption Call Purchase Price" has the meaning provided in Subsection 8.3(a).

(ww)	"Redemption Call Right" has the meaning provided in Subsection 8.3(a).

(xx)	"Redemption Date" has the meaning provided in the Exchangeable Share Provisions.

(yy)	"Redemption Price" has the meaning provided in the Exchangeable Share Provisions.

(zz)	"Registrar" means the Registrar appointed under section 263 of the ABCA.

(aaa)	"Rollover Options" has the meaning provided in Subsection 3.1(k).

(bbb)	"Target" means Solana Resources Limited, a corporation incorporated under the ABCA.

(ccc)	"Target Option Differential" means the amount by which the Imputed Transaction Value exceeds the exercise price of a particular Target Option.

(ddd)	"Target Optionholders" means the holders from time to time of the Target Options.

(eee)	"Target Option Plan" means the stock option plan of Target.

(fff)	"Target Options" means the options to purchase Target Shares granted pursuant to the Target Option Plan.

(ggg)	"Target Securities" means, collectively, the Target Shares, the Target Options and the Target Warrants.

(hhh)	"Target Securityholders" means, collectively, the Target Shareholders, the Target Optionholders and the Target Warrantholders.

(iii)	"Target Share" means a common share in the capital of Target as constituted on the date hereof.

(jjj)	"Target Shareholders" means the holders from time to time of the Target Shares.

(kkk)	"Target Warrant Differential" means the amount by which the Imputed Transaction Value exceeds $2.00.

(lll)	"Target Warrantholders" means the holders from time to time of the Target Warrants.

(mmm)	"Target Warrants" means the 7,500,000 warrants of Target issued on October 1, 2006.

(nnn)	"Tax Act" means the Income Tax Act (Canada), as the same may be amended, including the regulations promulgated thereunder.

(ooo)	"Transfer Agent" means Computershare Trust Company of Canada or such other Person as may from time to time be appointed by ExchangeCo as the registrar and transfer agent for the Exchangeable Shares.

(ppp)	"TSX" means the Toronto Stock Exchange.

(qqq)
"Voting and Exchange Trust Agreement" means the agreement so entitled among Acquiror, ExchangeCo and the Trustee named therein to be dated as of the Effective Date and provided for in the Arrangement Agreement.

(rrr)
"Warrantholder Election Form" means the duly completed written election of a Target Warrantholder, in form satisfactory to Acquiror, irrevocably electing that certain of the Target Warrants held by such Target Warrantholder are to be exchanged for: (i) Target Shares in accordance with the provisions of Subsection 3.1(f); and/or (ii) cash in accordance with the provisions of Subsection 3.1(g).

1.2
The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3	Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

1.4	Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; and words importing any gender shall include all genders.

1.5
In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.7	All dollar amounts referred to in this Plan of Arrangement are in Canadian funds, unless otherwise indicated herein.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2
This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate, if any, shall become effective on, and be binding on and after, the Effective Time on: (i) the Target Securityholders; (ii) Target; (iii) ExchangeCo; and (iv) Acquiror.

2.3
The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence set out therein. If no Certificate is required to be issued by the Registrar pursuant to subsection 193(11) of the ABCA, the Arrangement shall become effective on the date the Articles of Arrangement are filed with the Registrar pursuant to subsection 193(10) of the ABCA.

ARTICLE 3
ARRANGEMENT

3.1
Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:

Vesting of Target Options and Target Warrants

(a)
each Target Option outstanding immediately prior to the Effective Time, notwithstanding any contingent vesting provisions to which it might otherwise have been subject, shall be deemed to be fully vested;

(b)
each Target Warrant outstanding immediately prior to the Effective Time, notwithstanding any contingent vesting provisions to which it might otherwise have been subject, shall be deemed to be fully vested;

Dissenting Securityholders

(c)
the Target Shares held by Dissenting Securityholders shall be deemed to have been transferred to Target (free of any claims) and cancelled and such Dissenting Securityholders shall cease to have any rights as Target Shareholders other than the right to be paid the fair value of their Target Shares in accordance with Article 4;

Exchange of Target Options (No Rollover Election)

(d)
if a Target Optionholder provides to Acquiror, on or before the date which is three Business Days prior to the Effective Date, a duly completed and executed Optionholder Election Form and therein designates that certain Target Options held by such Target Optionholder are subject to an exchange election ("Exchange Options"), each such Exchange Option will be deemed to be surrendered to Target in exchange for such number of Target Shares as is equal to the quotient obtained when the Target Option Differential applicable to such Exchange Option is divided by the Imputed Transaction Value;

(e)
each Target Option held by a Target Optionholder which is not the subject of a properly delivered Optionholder Election Form in accordance with Subsection 3.1(d) or Subsection 3.1(k) shall be deemed to be surrendered to Target in exchange for a cash payment from Target equal to the product obtained when one (1) is multiplied by the Target Option Differential applicable to such Target Option;

Exchange or Other Treatment of Target Warrants

(f)
if a Target Warrantholder provides to Acquiror, on or before the date which is three Business Days prior to the Effective Date, a duly completed and executed Warrantholder Election Form and therein designates that certain Target Warrants held by such Target Warrantholder are subject to an exchange election ("Exchange Warrants"), each such Exchange Warrant shall be deemed to be surrendered to Target in exchange for such number of Target Shares as is equal to the quotient obtained when the Target Warrant Differential is divided by the Imputed Transaction Value;

(g)
if a Target Warrantholder provides to Acquiror, on or before the date which is three Business Days prior to the Effective Date, a duly completed and executed Warrantholder Election Form and therein designates that certain Target Warrants will be exchanged for cash, each such Target Warrant shall be deemed to be surrendered to Target in exchange for a cash payment from Target equal to the product obtained when one (1) is multiplied by the Target Warrant Differential;

(h)
any Target Warrants held by a Target Warrantholder which are not the subject of a properly delivered Warrantholder Election Form in accordance with Subsections 3.1(f) or 3.1(g) will entitle the Target Warrantholder to purchase Acquiror Shares in accordance with the terms and conditions of the Target Warrants;

Exchange of Target Shares by Target Shareholders who are Exchangeable Share Electing Shareholders

(i)
the Target Shares held by Exchangeable Share Electing Shareholders (other than those previously held by Dissenting Securityholders but including those received in accordance with Subsections 3.1(d) and 3.1(f)) shall be sold, assigned and transferred to ExchangeCo (free and clear of all liens, claims and encumbrances) in exchange for such number of Exchangeable Shares as is equal to the number of Target Shares so exchanged, multiplied by the Exchange Ratio;

Exchange of Target Shares by Target Shareholders who are Acquiror Share Electing Shareholders

(j)
the Target Shares held by Acquiror Share Electing Shareholders (other than those previously held by Dissenting Securityholders but including those received in accordance with Subsections 3.1(d) and 3.1(f)) shall be sold, assigned and transferred to ExchangeCo (free and clear of all liens, claims and encumbrances) in exchange for such number of Acquiror Shares as is equal to the number of Target Shares so exchanged, multiplied by the Exchange Ratio; and

Exchange of Target Options by Continuing Optionholders pursuant to Rollover Elections

(k)
if a Continuing Optionholder provides to Acquiror, on or before the date which is three Business Days prior to the Effective Date, a duly completed and executed Optionholder Election Form and therein designates that certain Target Options held by such Continuing Optionholder are subject to a rollover election ("Rollover Options"), each such Rollover Option will be exchanged and cancelled in exchange for that number of Acquiror Options equal to the product obtained when one (1) is multiplied by the Exchange Ratio; the exercise price for each such Acquiror Option will be equal to the exercise price of each corresponding Rollover Option exchanged divided by the Exchange Ratio (and shall be denominated in United States dollars based on a conversion rate equal to the noon buying rate of the Federal Reserve Bank of New York on the Effective Date); and the expiry date of such Acquiror Option will be the same as for each corresponding Rollover Option.

3.2	(a)
An Exchangeable Share Electing Shareholder who has transferred Target Shares to ExchangeCo as contemplated under Subsection 3.1(i) shall be considered to have received any of the ancillary rights and benefits associated with the Exchangeable Shares in consideration for the grant by the Exchangeable Share Electing Shareholder to Acquiror, ExchangeCo and Callco of certain rights and benefits as against the Exchangeable Share Electing Shareholder in respect of the Exchangeable Shares. To the extent that the value of the ancillary rights and benefits received by the Exchangeable Share Electing Shareholder exceeds the value of the rights and benefits given up by the Exchangeable Share Electing Shareholder to Acquiror, ExchangeCo and Callco, the Exchangeable Share Electing Shareholder shall be considered to have disposed of a portion of its Target Shares in consideration for such excess ancillary rights and benefits, and to have disposed of the remaining portion (the "share portion") of its Target Shares solely in consideration for Exchangeable Shares. The share portion (expressed as a number) shall be equal to the number of Target Shares obtained when the total number of Target Shares transferred by the Exchangeable Share Electing Shareholder to ExchangeCo is multiplied by the aggregate fair market value of the Exchangeable Shares received by the Exchangeable Share Electing Shareholder divided by the sum of such aggregate fair market value and the amount, if any, by which the aggregate fair market value of the ancillary rights and benefits received by the Exchangeable Share Electing Shareholder exceeds the aggregate fair market value of the rights and benefits granted by the Exchangeable Share Electing Shareholder to ExchangeCo and Callco in respect of the Exchangeable Shares.

(b)
Eligible Shareholders will be entitled to make an income tax election pursuant to section 85 of the Tax Act (and any applicable provincial legislation) with respect to the transfer of their Target Shares to ExchangeCo by providing two signed copies of the necessary election forms to ExchangeCo within 90 days following the Effective Date, duly completed with the details of the number of Target Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the Tax Act (and any applicable provincial legislation), the forms will be signed by ExchangeCo and returned to such holders of Target Shares for filing with the Canada Revenue Agency (and any applicable provincial taxation authority). Notwithstanding the foregoing, ExchangeCo may, in its discretion, agree to alternate arrangements with an Eligible Shareholder in respect of the making of any such election, which may include the use of the internet for the completion and processing of the requisite documents.

3.3	With respect to each holder of Target Securities (other than Dissenting Securityholders), as the case may be, at the Effective Time:

(a)	upon the exchange of Target Options for Target Shares pursuant to Subsection 3.1(d):

(i)
each former Target Optionholder shall cease to be the holder of the Target Options so exchanged and the name of each such Target Optionholder shall be removed from the register of holders of Target Options; and

(ii)	each such former Target Optionholder shall become a holder of the Target Shares so exchanged and shall be added to the register of holders of Target Shares;

(b)
upon the exchange of Target Options for cash pursuant to Subsection 3.1(e), each former Target Optionholder shall cease to be the holder of the Target Options so exchanged and the name of each such Target Optionholder shall be removed from the register of holders of Target Options;

(c)	upon the treatment of Target Warrants pursuant to Subsection 3.1(h):

(i)
each former Target Warrantholder of such Target Warrants shall, in accordance with the terms of the Target Warrants, cease to be the holder of warrants to purchase Target Shares and, as a result, the name of each such Target Warrantholder shall be removed from the register of holders of Target Warrants; and

(ii)
each such former Target Warrantholder shall become a holder of warrants to acquire Acquiror Shares in accordance with the terms of such Target Warrants and shall be added to the register of holders of warrants to acquire Acquiror Shares;

(d)	upon the exchange of Target Warrants for Target Shares pursuant to Subsection 3.1(f):

(i)
each former Target Warrantholder shall cease to be the holder of the Target Warrants so exchanged and the name of each such Target Warrantholder shall be removed from the register of holders of Target Warrants; and

(ii)	each such former Target Warrantholder shall become a holder of the Target Shares so exchanged and shall be added to the register of holders of Target Shares;

(e)
upon the exchange of Target Warrants for cash pursuant to Subsection 3.1(g), each former Target Warrantholder shall cease to be the holder of the Target Warrants so exchanged and the name of each such Target Warrantholder shall be removed from the register of holders of Target Warrants;

(f)	upon the exchange of Target Shares for Exchangeable Shares pursuant to Subsection 3.1(i):

(i)
each former Target Shareholder shall cease to be the holder of the Target Shares so exchanged and the name of each such Target Shareholder shall be removed from the register of holders of Target Shares;

(ii)	each such former Target Shareholder shall become a holder of the Exchangeable Shares so exchanged and shall be added to the register of holders of Exchangeable Shares; and

(iii)	ExchangeCo shall become the holder of the Target Shares so exchanged and shall be added to the register of holders of Target Shares in respect thereof;

(g)	upon the exchange of Target Shares for Acquiror Shares pursuant to Subsection 3.1(j):

(i)
each former Target Shareholder shall cease to be the holder of the Target Shares so exchanged and the name of each such Target Shareholder shall be removed from the register of holders of Target Shares;

(ii)	each such former Target Shareholder shall become a holder of the Acquiror Shares so exchanged and shall be added to the register of holders of Acquiror Shares; and

(iii)	ExchangeCo shall become the holder of the Target Shares so exchanged and shall be added to the register of holders of Target Shares in respect thereof; and

(h)	upon the exchange of Target Options for Acquiror Options pursuant to Subsection 3.1(k):

(i)
each former Target Optionholder shall cease to be the holder of the Target Options so exchanged and the name of each such Target Optionholder shall be removed from the register of holders of Target Options; and

(ii)	each such former Target Optionholder shall become a holder of the Acquiror Options so exchanged and shall be added to the register of holders of Acquiror Options.

ARTICLE 4
DISSENTING SHAREHOLDERS

4.1
Each registered holder of Target Shares shall have the right to dissent with respect to the Arrangement in accordance with the Interim Order. A Dissenting Securityholder shall, at the Effective Time, cease to have any rights as a holder of Target Shares and shall only be entitled to be paid the fair value of the holder's Target Shares by Target. A Dissenting Securityholder who is paid the fair value of the holder's Target Shares shall be deemed to have transferred the holder's Target Shares to Target, notwithstanding the provisions of Section 191 of the ABCA. A Dissenting Securityholder who for any reason is not entitled to be paid the fair value of the holder's Target Shares shall be treated as if the holder had participated in the Arrangement on the same basis as a non-dissenting holder of Target Shares notwithstanding the provisions of Section 191 of the ABCA. The fair value of the Target Shares shall be determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by the holders of Target Shares at the Meeting; but in no event shall Acquiror or Target be required to recognize such Dissenting Shareholder as a securityholder of Acquiror, Target or ExchangeCo after the Effective Time and the name of such holder shall be removed from the applicable register as at the Effective Time. For greater certainty, in addition to any other restrictions in section 191 of the ABCA, no Person who has voted in favour of the Arrangement shall be entitled to dissent with respect to the Arrangement. In addition, a Target Shareholder may only exercise dissent rights in respect of all, and not less than all, of its Target Shares.

ARTICLE 5
OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

5.1
From and after the Effective Time, certificates formerly representing Target Securities that were exchanged under Section 3.1 shall represent only the right to receive the consideration to which the holders are entitled under the Arrangement, or as to those held by Dissenting Securityholders, other than those Dissenting Securityholders deemed to have participated in the Arrangement pursuant to Section 3.1, to receive the fair value of the Target Shares represented by such certificates.

5.2
Subject to the provisions of the Letter of Transmittal, Acquiror shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former Target Shareholder of a duly completed Letter of Transmittal and the certificates representing such Target Shares, either:

(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Letter of Transmittal; or

(b)	if requested by such holder in the Letter of Transmittal, make available or cause to be made available at the Depositary for pickup by such holder,

certificates representing the number of Exchangeable Shares and/or Acquiror Shares issued to such holder under the Arrangement.
5.3
If any certificate which immediately prior to the Effective Time represented an interest in outstanding Target Shares that were exchanged pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost stolen or destroyed certificate the consideration to which the holder is entitled pursuant to the Arrangement (and any dividends or distributions with respect thereto) as determined in accordance with the Arrangement. The Person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to each of Target and Acquiror and their respective transfer agents, which bond is in form and substance satisfactory to each of the Target and Acquiror and their respective transfer agents, or shall, to the extent agreed by Acquiror and Target, otherwise indemnify Target and Acquiror and their respective transfer agents against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4
All dividends or other distributions, if any, made with respect to any Target Shares allotted and issued pursuant to this Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary, in trust, for the registered holder thereof. Subject to Section 5.5, the Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and distributions to which such holder is entitled, net of applicable withholding and other taxes.

5.5
Any certificate formerly representing Target Shares that is not deposited with all other documents as required by this Plan of Arrangement on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature including the right of the holder of such shares to receive Exchangeable Shares (and any dividend and distributions thereon), Acquiror Shares (and any dividend and distributions thereon) and/or Cash Consideration, as applicable. In such case, such Exchangeable Shares (and any dividend and distributions thereon), Acquiror Shares (together with all dividends and distributions thereon) and Cash Consideration shall be returned to ExchangeCo or Acquiror, as applicable, and such Exchangeable Shares and Acquiror Shares shall be cancelled.

5.6
No certificates representing fractional Exchangeable Shares, Acquiror Shares or Target Shares shall be issued under this Arrangement. In lieu of any fractional shares: (a) each registered holder of Target Shares otherwise entitled to a fractional interest in an Exchangeable Share or Acquiror Share will receive the nearest whole number of Exchangeable Shares or Acquiror Shares, respectively (with fractions equal to exactly 0.5 being rounded up); (b) each registered holder of Target Options otherwise entitled to a fractional interest in a Target Share will receive the nearest whole number of Target Shares (with all fractions being rounded down); and (c) each registered holder of Target Warrants otherwise entitled to a fractional interest in a Target Share will receive the nearest whole number of Target Shares (with fractions equal to exactly 0.5 being rounded up).

ARTICLE 6
AMENDMENTS

6.1
Acquiror or Target may amend this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment must be: (i) set out in writing; (ii) approved by the other party; (iii) filed with the Court and, if made following the Meeting, approved by the Court; and (iv) communicated to holders of Target Securities, if and as required by the Court.

6.2
Any amendment to this Plan of Arrangement may be proposed by Acquiror or Target at any time prior to or at the Meeting (provided that the other party shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Target Shareholders voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

6.3	Acquiror and Target may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time after the Meeting and prior to the Effective Time with the approval of the Court.

6.4
Any amendment, modification or supplement to this Plan of Arrangement may be made prior to or following the Effective Time by Acquiror and Target; provided that, it concerns a matter which, in the reasonable opinion of Acquiror and Target, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former holder of Target Shares.

ARTICLE 7
WITHHOLDING RIGHTS

7.1
Acquiror, Target, Callco and ExchangeCo and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Target Securityholders or holders of Exchangeable Shares such amounts as Acquiror, Target, Callco and ExchangeCo or the Depositary determines, acting reasonably, are required or permitted pursuant to the Tax Act, the United States Internal Revenue Code of 1986, or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Target Securityholder in respect of which such deduction and withholding was made; provided that, such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 8
CERTAIN RIGHTS OF ACQUIROR TO ACQUIRE EXCHANGEABLE SHARES

8.1	Change of Law Call Right

(a)
Acquiror shall have the overriding right (the "Change of Law Call Right"), in the event of a Change of Law, to purchase (or to cause Callco to purchase) from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Acquiror) all but not less than all of the Exchangeable Shares held by each such holder upon payment by Acquiror or Callco, as the case may be, of an amount per share (the "Change of Law Call Purchase Price") equal to the Exchangeable Share Price applicable on the last Business Day prior to the Change of Law Call Date, in accordance with Subsection 8.1(c). In the event of the exercise of the Change of Law Call Right by Acquiror or Callco, as the case may be, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Acquiror or Callco, as the case may be, on the Change of Law Call Date upon payment by Acquiror to such holder of the Change of Law Call Purchase Price for each such Exchangeable Share.

(b)
To exercise the Change of Law Call Right, Acquiror or Callco must notify the Transfer Agent of its intention to exercise such right at least 45 days before the date on which Acquiror or Callco intends to acquire the Exchangeable Shares (the "Change of Law Call Date"). If Acquiror or Callco exercises the Change of Law Call Right, then, on the Change of Law Call Date, Acquiror or Callco, as the case may be, will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price.

(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, Acquiror or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the total Change of Law Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Change of Law Call Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Change of Law Purchase Price payable by Acquiror or Callco, as the case may be, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of Acquiror Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Acquiror or Callco, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled.

8.2	Callco Liquidation Call Right

(a)
Callco shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Acquiror) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Callco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Call Purchase Price") in accordance with Subsection 8.2(c). In the event of the exercise of the Liquidation Call Right by Callco, each holder shall be obligated to sell all the Exchangeable Shares held by such holder to Callco on the Liquidation Date upon payment by Callco to such holder of the Liquidation Call Purchase Price for each such Exchangeable Share, whereupon Canco shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by Callco.

(b)
To exercise the Liquidation Call Right, Callco must notify ExchangeCo and the Transfer Agent of Callco's intention to exercise such right at least 45 days before the Liquidation Date, in the case of a voluntary liquidation, dissolution or winding-up of ExchangeCo or any other voluntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, and at least five Business Days before the Liquidation Date, in the case of an involuntary liquidation, dissolution or winding-up of ExchangeCo or any other involuntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs. The Transfer Agent will notify the holders of Exchangeable Shares as to whether Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Liquidation Call Right, then on the Liquidation Date, Callco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement ), other than the right to receive their proportionate part of the total Liquidation Call Purchase Price payable by Callco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of Acquiror Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Callco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by ExchangeCo in connection with the liquidation, dissolution or winding-up of ExchangeCo pursuant to Article 5 of the Exchangeable Share Provisions.

8.3	Callco Redemption Call Right

In addition to Callco's rights contained in the Exchangeable Share Provisions, including the Retraction Call Right (as defined in the Exchangeable Share Provisions), Callco shall have the following rights in respect of the Exchangeable Shares:

(a)
Callco shall have the overriding right (the "Redemption Call Right"), in the event of and notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Acquiror) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Callco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the "Redemption Call Purchase Price") in accordance with Subsection 8.3(c). In the event of the exercise of the Redemption Call Right by Callco, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Callco on the Redemption Date upon payment by Callco to such holder of the Redemption Call Purchase Price for each such Exchangeable Share, whereupon Canco shall have no obligation to redeem, or to pay the Redemption Price in respect of, such shares so purchased by Callco.

(b)
To exercise the Redemption Call Right, Callco must notify the Transfer Agent of Callco's intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of an Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), in which case Callco shall so notify the Transfer Agent and Canco on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Redemption Call Right, then, on the Redemption Date, Callco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Redemption Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Redemption Call Purchase Price payable by Callco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of Acquiror Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Callco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by ExchangeCo in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

ARTICLE 9
FURTHER ASSURANCES

9.1
Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein. Target and Acquiror may agree not to implement this Plan of Arrangement, notwithstanding the passing of the resolution approving the Arrangement by the Target Shareholders and the receipt of the Final Order.

SCHEDULE "A"

EXCHANGEABLE SHARE PROVISIONS

PROVISIONS ATTACHING TO THE
EXCHANGEABLE SHARES OF GRAN TIERRA EXCHANGECO INC.

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

ARTICLE 1
INTERPRETATION

1.1	For the purposes of these share provisions:

"ABCA" means the Business Corporations Act, R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

"Acquiror" means Gran Tierra Energy Inc., a corporation incorporated under the laws of Nevada;

"Acquiror Control Transaction" means any merger, amalgamation, tender, offer, material sale of shares or rights or interests therein or thereto or similar transactions involving Acquiror, or any proposal to carry out the same;

"Acquiror Dividend Declaration Date''; means the date on which the board of directors of Acquiror declares any dividend on the Acquiror Shares;

"Acquiror Shares" means the shares in the common stock of Acquiror and any other securities into which such shares may be changed, exchanged or converted;

"Affiliate" has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

"Arrangement Agreement" means the arrangement agreement by and among Acquiror, the Corporation and Target dated July 28, 2008 amended and restated from time to time, providing for, among other things, the Arrangement;

"Arrangement" means an arrangement under section 193 of the ABCA on the terms and subject to the conditions, set out in the Plan of Arrangement to which plan these share provisions are attached as Schedule "A" and which Plan of Arrangement is attached to the Arrangement Agreement as Exhibit A, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

"Automatic Exchange Right" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

"Board of Directors" means the board of directors of the Corporation;

"Business Day" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Calgary, in the Province of Alberta, for the transaction of banking business;

"Callco" means Gran Tierra Callco ULC, a company existing under the laws of the Province of Alberta and a direct wholly-owned subsidiary of Acquiror;

"Callco Call Notice" has the meaning ascribed thereto in Section 6.3;

"Canadian Dollar Equivalent" means in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign Currency Amount") at any date the product obtained by multiplying:

(a)	the Foreign Currency Amount, by

(b)
the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

"Change of Law Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Common Shares" means the common shares in the capital of the Corporation;

"Corporation" means Gran Tierra Exchangeco Inc., a corporation existing under the laws of the Province of Alberta;

"Court" has the meaning ascribed thereto in the Plan of Arrangement;

"Current Market Price" means, in respect of an Acquiror Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of Acquiror Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the American Stock Exchange; or, if the Acquiror Shares are not then listed on the American Stock Exchange, on such other stock exchange or automated quotation system on which the Acquiror Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Acquiror Shares during such period does not create a market which reflects the fair market value of an Acquiror Share, then the Current Market Price of an Acquiror Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

"Effective Date" means the effective date of the Arrangement, being the date shown on the certificate of arrangement to be issued by the Registrar under the ABCA giving effect to the Arrangement;

"Exchange Right" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

"Exchangeable Shares" mean the non-voting exchangeable shares in the capital of the Corporation, having the rights, privileges, restrictions and conditions set forth herein;

"Exchangeable Share Consideration" means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Corporation in respect of such Exchangeable Share, or purchase of such Exchangeable Share pursuant to these share provisions, the Plan of Arrangement, the Support Agreement or the Voting and Exchange Trust Agreement:

(a)	the Current Market Price of one Acquiror Share deliverable in connection with such action; plus

(b)
a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; plus

(c)	such stock or other property constituting any declared and unpaid non-cash dividends deliverable in connection with such action,

provided that: (i) the part of the consideration which represent (a) above shall be fully paid and satisfied by the delivery of one Acquiror Share, such share to be duly issued, fully paid and non-assessable; (ii) the part of the consideration which represents (c) above shall be fully paid and satisfied by delivery of such non-cash items; (iii) any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (iv) any such consideration shall be paid less any tax required to be deducted and withheld therefrom and without interest;

"Exchangeable Share Price" means, for each Exchangeable Share, an amount equal to the aggregate of:

(d)	the Current Market Price of one Acquiror Share; plus

(e)	an additional amount equal to the full amount of all cash dividends declared, payable and unpaid, on such Exchangeable Share; plus

(f)	an additional amount equal to the full amount of all dividends declared and payable or paid on Acquiror Shares which have not been declared or paid on Exchangeable Shares in accordance herewith; plus

(g)	an additional amount representing the full amount of all non-cash dividends declared, payable and unpaid, on such Exchangeable Share;

"Exchangeable Share Voting Event" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement;

"Exempt Exchangeable Share Voting Event" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Exchangeable Shares and the Acquiror Shares;

"Final Order" has the meaning ascribed thereto in the Plan of Arrangement;

"Governmental Entity" means any:

(h)
multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(i)	subdivision, agent, commission, board, or authority of any of the foregoing; or

(j)	quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Holder" means, when used with reference to the Exchangeable Shares, the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of the Corporation in respect of the Exchangeable Shares;

"Liquidation Amount" has the meaning ascribed thereto in Section 5.1;

"Liquidation Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Liquidation Date" has the meaning ascribed thereto in Section 5.1;

"Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

"Plan of Arrangement" means the plan of arrangement to which these share provisions are attached as Schedule "A";

"Purchase Price" has the meaning ascribed thereto in Section 6.3;

"Redemption Call Purchase Price" has the meaning ascribed thereto in the Plan of Arrangement;

"Redemption Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Redemption Date" means the date, if any, established by the Board of Directors for the redemption by the Corporation of all but not less than all of the outstanding Exchangeable Shares pursuant to Article 7, which date shall be no earlier than the fifth anniversary of the Effective Date, unless:

(k)	there are less than 25,285,358 Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by Acquiror and its Affiliates);

(l)
an Acquiror Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such an Acquiror Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Acquiror Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to the fifth anniversary of the Effective Date as it may determine, upon such number of days prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

(m)
an Exchangeable Share Voting Event is proposed, in which case, provided that the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date, the redemption date shall be the Business Day prior to the record date for any meeting or vote of the holders of the Exchangeable Shares to consider the Exchangeable Share Voting Event and the Board of Directors shall give such number of days prior written notice of such redemption to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances; or

(n)
an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action, provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b) or (c) above to any of such holders of Exchangeable Shares shall not affect the validity of any such redemption;

"Redemption Price" has the meaning ascribed thereto in Section 7.1;

"Registrar" means the Registrar appointed pursuant to section 263 of the ABCA;

"Retracted Shares" has the meaning ascribed thereto in Subsection 6.1(a);

"Retraction Call Right" has the meaning ascribed thereto in Subsection 6.1(c);

"Retraction Date" has the meaning ascribed thereto in Subsection 6.1(b);

"Retraction Price" has the meaning ascribed thereto in Section 6.1;

"Retraction Request" has the meaning ascribed thereto in Section 6.1;

"Securities Act" means the Securities Act (Alberta) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

"Support Agreement" means the agreement made among Acquiror, Callco and the Corporation substantially in the form and content of Exhibit B annexed to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement; acting reasonably, may agree;

"Target" means Solana Resources Limited, a corporation existing under the laws of the Province of Alberta;

"Target Shares" means the common shares in the capital of Target;

"Transfer Agent" means Computershare Trust Company of Canada or such other Person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares;

"Trustee" means Computershare Trust Company of Canada or such other trustee as is chosen by Acquiror and Target, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement; and

"Voting and Exchange Trust Agreement" means the agreement made among Acquiror, the Corporation and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit C annexed to the Arrangement Agreement with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree.

ARTICLE 2
RANKING OF EXCHANGEABLE SHARES

2.1
The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding-up its affairs.

ARTICLE 3
DIVIDENDS

3.1
A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Acquiror Dividend Declaration Date, declare a dividend on each Exchangeable Share:

(a)
in the case of a cash dividend declared on the Acquiror Shares, in an amount in cash for each Exchangeable Share in U.S. dollars, or the Canadian Dollar Equivalent thereof on the Acquiror Dividend Declaration Date, in each case, corresponding to the cash dividend declared on each Acquiror Share;

(b)
in the case of a stock dividend declared on the Acquiror Shares, to be paid in Acquiror Shares, subject to Section 3.2, by the issue or transfer by the Corporation of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Acquiror Shares to be paid on each Acquiror Share; or

(c)
in the case of a dividend declared on the Acquiror Shares in property other than cash or Acquiror Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 3.6) the type and amount of property declared as a dividend on each Acquiror Share.

Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation, as applicable.

3.2
In the case of a stock dividend declared on the Acquiror Shares to be paid in Acquiror Shares, in lieu of declaring the stock dividend contemplated by Subsection 3.1(b) on the Exchangeable Shares, the Board of Directors may, in good faith and in its discretion and subject to applicable law and to obtaining all required regulatory approvals, subdivide, redivide or change (the "Subdivision") each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before the subdivision becomes a number of Exchangeable Shares equal to the sum of: (i) one Acquiror Share; and (ii) the number of Acquiror Shares to be paid as a share dividend on each Acquiror Share. In making such Subdivision, the Board of Directors shall consider the effect thereof upon the then outstanding Exchangeable Shares and the general taxation consequences of the Subdivision to the holders of the Exchangeable Shares. In such instance, and notwithstanding any other provision hereof, such Subdivision, shall become effective on the effective date specified in Section 3.4 without any further act or formality on the part of the Board of Directors or of the holders of Exchangeable Shares. For greater certainty, subject to applicable law; no approval of the Holders to an amendment to the articles of the Corporation shall be required to give effect to such Subdivision.

3.3
Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash, dividends contemplated by Subsection 3.1(a) and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Subject to applicable law, certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Subsection 3.1(b) or any Subdivision contemplated by Section 3.2 and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Subsection 3.1(c) shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was first payable.

3.4
The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Acquiror Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any Subdivision of the Exchangeable Shares under Section 3.2 and the effective date of such Subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Acquiror Shares.

3.5
If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on the earliest subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.6
The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of Sections 3.1 and 3.2 and Article 11, and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)	in the case of any stock dividend or other distribution payable in Acquiror Shares, the number of such shares issued in proportion to the number of Acquiror Shares previously outstanding;

(b)
in the case of the issuance, or distribution of any rights, options or warrants to subscribe for or purchase Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the Acquiror Shares and the term of any such instrument;

(c)
in the case of the issuance or distribution of any other form of property (including any shares or securities of Acquiror of any class other than Acquiror Shares, any rights, options or warrants other than those referred to in Subsection 3.6(b), any evidences of indebtedness of Acquiror or any assets of Acquiror) the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Acquiror Share and the Current Market Price; and

(d)
in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Acquiror Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and with regard to the individual circumstances of holders of Exchangeable Shares).

3.7
Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof. Notwithstanding any provision of this Article 3 to the contrary, if the Exchangeable Share Price is paid to a holder of an Exchangeable Share by Callco pursuant to the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right or by the Acquiror pursuant to the Exchange Right or the Automatic Exchange Right, the holder of the Exchangeable Share shall cease to have any right to be paid any amount by the Corporation in respect of any unpaid dividends on such Exchangeable Shares.

ARTICLE 4
CERTAIN RESTRICTIONS

4.1
So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 10.2 of these share provisions:

(a)
pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)
redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation;

(c)
redeem or purchase or make any capital distribution in respect of any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation; or

(d)
issue any Exchangeable Shares or any other shares of the Corporation ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares, provided that the restrictions in Subsections 4.1(a), 4.1(b), 4.1(c) and 4.1(d) shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Acquiror Shares shall have been declared and paid on the Exchangeable Shares.

ARTICLE 5
DISTRIBUTION ON LIQUIDATION

5.1
In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law and to the exercise by Callco of the Liquidation Call Right, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the "Liquidation Date") of such liquidation, dissolution, winding-up or distribution of assets, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Amount").

5.2
On or promptly after the Liquidation Date, and subject to the exercise by Callco of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the register of the Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount to which such holders are entitled shall have been paid to such holders in the manner hereinbefore provided. The Corporation shall have the right at any time on or before the Liquidation Date to deposit or cause to be deposited the Exchangeable Share Consideration in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares, after such deposit, shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Acquiror Shares delivered to them or the custodian on their behalf.

5.3
After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

ARTICLE 6
RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1
A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Callco of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder, for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the "Retraction Price"), which shall be satisfied in full by the Corporation causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and bylaws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, and together with a duly executed statement (the "Retraction Request") in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation:

(a)
specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Corporation;

(b)
stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Corporation; and

(c)
acknowledging the overriding right (the "Retraction Call Right") of Callco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3.

6.2
Subject to the exercise by Callco of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 6.1 of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares in accordance with Section 6.4. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Callco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

6.3
Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Callco thereof and shall provide to Callco a copy of the Retraction Request. In order to exercise the Retraction Call Right, Callco must notify the Corporation of its determination to do so (the "Callco Call Notice") within five Business Days of notification to Callco by the Corporation of the receipt by the Corporation of the Retraction Request. If Callco does not so notify the Corporation within such five Business Day period, the Corporation will notify the holder as soon as possible thereafter that Callco will not exercise the Retraction Call Right. If Callco delivers the Callco Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell all but not less than all the Retracted Shares to Callco in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and Callco shall purchase from such holder and such holder shall sell to Callco on the Retraction Date all but not less than all the Retracted Shares for a purchase price (the "Purchase Price") per share equal to the Retraction Price, which, as set forth in Section 6.4, shall be fully paid and satisfied by the delivery by or on behalf of Callco, of the Exchangeable Share Consideration representing the total Purchase Price. For the purposes of completing a purchase pursuant to the Retraction Call Right, Callco shall deposit with the Transfer Agent, on or before the Retraction Date, the Exchangeable Share Consideration representing the total Purchase Price. Provided that Callco has complied with Section 6.4, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that Callco does not deliver a Callco Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

6.4
The Corporation or Callco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or, if specified in such Retraction Request, by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to such holder of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and such delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such Exchangeable Share Consideration.

6.5
On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by Callco shall thereafter be considered and deemed for all purposes to be the holder of the Acquiror Shares delivered to it.

6.6
Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes, acting reasonably, that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Corporation shall redeem the maximum number of Exchangeable Shares which the Board of Directors determines the Corporation is permitted to redeem as of the Retraction Date on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.2. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7 and Callco does not exercise the Retraction Call Right, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have instructed the Trustee to require Acquiror to purchase such, Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Acquiror to such holder of the Retraction Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

6.7
A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Callco shall be deemed to have been revoked.

ARTICLE 7
REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

7.1
Subject to applicable law, and provided Callco has not exercised the Redemption Call Right, the Corporation shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the "Redemption Price").

7.2
In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation shall, at least 45 days before the Redemption Date (other than a Redemption Date established in connection with an Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with an Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of redemption by the Corporation or the purchase by Callco under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

7.3
On or after the Redemption Date and subject to the exercise by Callco of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in the notice described in Section 7.2 of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of Acquiror Shares delivered to them or the custodian on their behalf.

ARTICLE 8
PURCHASE FOR CANCELLATION

8.1
Subject to applicable law and the articles of the Corporation and notwithstanding Section 8.2, the Corporation may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with any holder of Exchangeable Shares.

8.2
Subject to applicable law and the articles of the Corporation, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this Section 8.2, more Exchangeable Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Exchangeable Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If only part of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation.

ARTICLE 9
VOTING RIGHTS

9.1
Except as required by applicable law and by Article 10, Section 11.1 and Section 12.2, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

ARTICLE 10
AMENDMENT AND APPROVAL

10.1
The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

10.2
Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than 66 2/3% of the votes cast on such resolution by holders (other than Acquiror and its Affiliates) represented in person or by proxy at a meeting of holders of Exchangeable Shares duly called and held on at least 21 days written notice, provided that if at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chair of such meeting. At such adjourned meeting, the holders of Exchangeable Shares (other than Acquiror and its Affiliates), present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66 2/3% of the votes cast on such resolution by holders (other than Acquiror and its Affiliates) represented in person or by proxy at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares. For purposes of this Section 10.2, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed to be votes not cast.

ARTICLE 11
RECIPROCAL CHANGES IN RESPECT OF ACQUIROR SHARES

11.1
Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that Acquiror will not, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2:

(a)
issue or distribute Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) to the holders of all or substantially all of the then outstanding Acquiror Shares by way of stock dividend or other distribution, other than an issue of Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) to holders of Acquiror Shares:

(i)
who exercise an option to receive dividends in Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) in lieu of receiving cash dividends, or

(ii)	pursuant to any dividend reinvestment plan or scrip dividend;

(b)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Acquiror Shares entitling them to subscribe for or to purchase Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares); or

(c)	issue or distribute to the holders of all or substantially all of the then outstanding Acquiror Shares:

(i)	shares or securities of Acquiror of any class other than Acquiror Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Acquiror Shares);

(ii)	rights, options or warrants other than those referred to in Subsection 11.1(b);

(iii)	evidences of indebtedness of Acquiror; or

(iv)	assets of Acquiror,

unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

11.2
Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that Acquiror will not, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2:

(a)	subdivide, redivide or change the then outstanding Acquiror Shares into a greater number of Acquiror Shares;

(b)	reduce, combine, consolidate or change the then outstanding Acquiror Shares into a lesser number of Acquiror Shares; or

(c)	reclassify or otherwise change the Acquiror Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Acquiror Shares,

unless the same or an economically equivalent change shall simultaneously be made to or in the rights of the holders of the Exchangeable Shares, and such change is permitted under applicable law. The Support Agreement further provides, in part, that the provisions of the Support Agreement described in Section 11.1 and this Section 11.2 shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2.

11.3	Notwithstanding the foregoing provisions of this Article 11, in the event of an Acquiror Control Transaction:

(a)
in which Acquiror merges or amalgamates with, or in which all or substantially all of the then outstanding Acquiror Shares are acquired by one or more other corporations to which Acquiror is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than virtue of a right referred to in paragraph 251(5) (b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)
in which all or substantially all of the then outstanding Acquiror Shares are converted into or exchanged for shares or rights to receive such shares (the "Other Shares") of another corporation (the "Other Corporation") that, immediately after such Acquiror Control Transaction, owns or controls, directly or indirectly, Acquiror, then all references herein to "Acquiror" shall thereafter be and be deemed to be references to "Other Corporation" and all references herein to "Acquiror Shares" shall thereafter be and be deemed to be references to "Other Shares" (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these share provisions or Article 8 of the Plan of Arrangement or exchange of shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Acquiror Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, option or retraction of such shares pursuant to these share provisions or Article 8 of the Plan of Arrangement, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Acquiror Control Transaction and the Acquiror Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 12
ACTIONS BY THE CORPORATION UNDER OTHER AGREEMENTS

12.1
The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Acquiror, Callco and the Corporation with all provisions of the Support Agreement and the Voting and Exchange Trust Agreement applicable to Acquiror, Callco and the Corporation, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant thereto.

12.2
The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of, its rights or obligations under the Support Agreement or the Voting and Exchange Trust Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)	adding to the covenants of the other parties to such agreement for the protection of the Corporation or the holders of the Exchangeable Shares thereunder,

(b)
making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)
making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

ARTICLE 13
LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

13.1
The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Redemption Call Right and the Change of Law Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting, exchange and automatic exchange rights thereunder) and the Retraction Call Right.

13.2
Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Callco, and the Change of Law Call Right in favour of Acquiror and Callco and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, or the retraction or redemption of Exchangeable Shares, or a Change of Law (as defined for purposes of the Change of Law Call Right), as the case may be, and to be bound thereby in favour of Callco or Acquiror, as the case may be, as therein provided.

13.3
The Corporation, Callco, Acquiror and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Corporation, Callco, Acquiror or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, territorial, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Corporation, Callco, Acquiror and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Corporation, Callco, Acquiror or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Corporation, Callco, Acquiror or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 14
GENERAL

14.1
Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the Secretary of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

14.2
Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the Secretary of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

14.3
Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last address of such holder known to the Corporation. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding intended to be taken by the Corporation pursuant thereto.

14.4
If the Corporation determines that mail service is or is threatened to be interrupted at the time when the Corporation is required or elects to give any notice to the holders of Exchangeable Shares hereunder, the Corporation shall, notwithstanding the provisions hereof, give such notice by means of publication in The National Post, national edition, or any other English language daily newspaper or newspapers of general circulation in Canada and in a French language daily newspaper of general circulation in the Province of Quebec in each of two successive weeks, and notice so published shall be deemed to have been given on the latest date on which the first publication has taken place. If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Corporation would be unlikely to reach its destination in a timely manner, such notice shall be valid and effective only if delivered personally to the Corporation in accordance with Sections 14.1 or 14.2, as the case may be.

SCHEDULE A to Exchangeable Share Provisions

RETRACTION REQUEST

[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To:	Gran Tierra Exchangeco Inc. ("Exchangeco") and Gran Tierra Callco ULC ("Callco")

This notice is given pursuant to Article 6 of the rights, privileges, restrictions and conditions (the "Share Provisions") attaching to the Exchangeable Shares of Exchangeco represented by this certificate and all capitalized words and expressions, used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies Exchangeco that, subject to the Retraction Call Right referred to below, the undersigned desires to have Exchangeco redeem in accordance with Article 6 of the Share Provisions:

☐	all share(s) represented by this certificate; or

☐	______________________ share(s) only represented by this certificate.

The undersigned hereby notifies Exchangeco that the Retraction Date shall be

NOTE:

The Retraction Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by Exchangeco. 1f no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by Exchangeco.

The undersigned acknowledges the overriding Retraction Call Right of Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6.3 of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to Exchangeco at any time before the close of business on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, Exchangeco is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Acquiror to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to Callco and Exchangeco that the undersigned:

☐	is

(select one)

☐	is not

a resident in Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS A RESIDENT IN CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

The undersigned hereby represents and warrants to Callco and Exchangeco that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Callco or Exchangeco, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

☐
Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE:

This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of Exchangeco and the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:

Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered

(please print):                                                                                                                                                           ;

Street Address or P.O. Box:

Signature of Shareholder:

City, Province and Postal Code:                                                                                                                   0;

Signature Guaranteed by:

NOTE:

If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of Exchangeco represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of Exchangeco, unless the share transfer power on the share certificate is duly completed in respect of such share(s).